RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                     REVISED SUMMARY OF TERMS AND CONDITIONS
                                       FOR
                         SENIOR SECURED CREDIT FACILITY
                                  JUNE 15, 2001

BORROWERS:          Newco (as defined below under the heading "Merger
---------           Transactions"), Renaissance Worldwide, Inc. ("RWI"),
                    Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc. ("GCI"), as joint and several co-borrowers (collectively, the "Borrowers").

GUARANTOR(S):       All subsidiaries acquired or created after the Closing Date
------------        shall be required to become co-borrowers hereunder or to
                    become guarantors of all obligations of the Borrowers. Any and all such subsidiaries are referred to herein collectively with the Borrowers as the "Credit Parties".

AGENT:              J.P. Morgan Business Credit, through its affiliate, The
-----               Chase Manhattan Bank ("JPMorgan/Chase"), will act as agent
                    (the "Agent") for the Lenders.

ARRANGER
AND LENDER(S):      JPMorgan/Chase will act as the sole and exclusive
-------------       Administrative and Collateral Agent for the Credit Facility
                    and will endeavor to arrange and syndicate the Credit
                    Facility to other banks and financial institutions
                    ("Lenders") to be selected by JPMorgan/Chase which are reasonably acceptable to the Borrowers. The Borrowers shall assist JPMorgan/Chase in whatever reasonable manner
                    JPMorgan/Chase deems necessary to successfully accomplish the arrangement and syndication of the Credit Facility.

DESCRIPTION OF
CREDIT FACILITY:    The credit facility shall consist of a revolving line of
--------------      credit (the "Credit Facility") in a maximum amount
                    (including up to $1,000,000 of Letters of Credit (the "LC
                    Sublimit")) not to exceed the Maximum Commitment Amount (as described below). Unless otherwise extended in accordance with the credit documentation, the Credit Facility shall expire and terminate three (3) years from the Closing Date
                    (the "Final Maturity Date"). The Borrowers shall be permitted to borrow, repay and reborrow loans and advances under the Credit Facility ("Revolving Credit Loans"), and have Letters of Credit issued for their accounts until the Final Maturity Date;

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    provided, however, that the sum of (i) the aggregate amount of all Revolving Credit Loans (including all principal, accrued interest, fees and charges), (ii) the aggregate amount available to be drawn under all outstanding Letters of Credit, and (iii) the aggregate exposure under all foreign exchange contracts and interest rate protection agreements, collectively shall not exceed the lesser of (a) the Maximum Commitment Amount or (b) the Borrowing Base (as defined below). All Letters of Credit issued under the Credit Facility shall expire within 364 days from the date of issuance and in any event no later than thirty (30) days prior to the Final Maturity Date.

MERGER
TRANSACTIONS:       Prior to the Closing Date, the following transactions (the
------------        "Merger Transactions") involving RWI, its stockholders, and certain members of the current management team of RWI led by
                    G. Drew Conway ("Management") will be consummated: (i)
                    Management will form a new Delaware or Massachusetts corporation ("Newco") and will contribute all capital stock of RWI held by Management to Newco, (ii) Newco will form a wholly-owned Massachusetts subsidiary corporation ("Redwood
                    Acquisition Corporation"), (iii) Redwood Acquisition
                    Corporation and RWI will enter into a merger agreement (the
                    "Merger Agreement"), and (iv) subject to the approval of the holders of at least seventy-five percent (75%) of the outstanding capital stock of RWI, pursuant to the Merger
                    Agreement Redwood Acquisition Corporation will be merged with and into RWI and all stock holders of RWI (other than Newco) will receive cash payments in exchange for the cancellation of their shares of capital stock in RWI.
                    Following consummation of the Merger Transactions, RWI will be a wholly-owned subsidiary of Newco, and RWI will continue to own all outstanding capital stock of ITCS and GCI.

MAXIMUM
COMMITMENT
AMOUNT:             The Borrowers shall have the option of selecting the maximum
------              amount of the Credit Facility, which maximum amount shall
                    equal either: (A) $40,000,000 or (B) $50,000,000 (the amount selected by the Borrowers being hereinafter referred to as the "Maximum Commitment Amount"). The Borrowers shall make their selection as to the Maximum Commitment Amount by notifying JPMorgan/Chase in writing as to their selection not later than June 30, 2001; provided that if the Borrowers do not notify JPMorgan/Chase of their selection by such date, the Borrowers

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    shall be deemed to have selected a Credit Facility with a Maximum Commitment Amount equal to $50,000,000.

JPMORGAN/CHASE'S
COMMITMENT:         JPMorgan/Chase will initially commit to provide the entire
----------          Maximum Commitment Amount of the Credit Facility. It is
                    intent of JPMorgan/Chase (subject to further discussion with the Borrowers) to achieve a final hold position of up to fifty percent (50%) of the Maximum Commitment Amount, following the completion of the arrangement and syndication of the Credit Facility.

BORROWING BASE:     The Borrowing Base shall equal the sum of:
--------------
                    (i) up to 80% of the net amount of Eligible Domestic Trade
                    Accounts Receivable that are not subject to any offset or deduction and are not outstanding for more than ninety (90) days from invoice date (or, in the case of accounts owing from account debtors that have been rated BBB or better by Standard and Poor's or Baa or better by Moody's, are not outstanding for more than one-hundred twenty (120) days from the invoice date); plus

                    (ii) the lesser of (a) up to 80% of Qualified Domestic Unbilled Accounts (as hereinafter defined) and (b) $5,000,000; minus

                    (iii) $5,000,000 (the "Availability Block").

                    Ineligible receivables shall include, but not be limited to:
                    (i) receivables from affiliated companies; (ii) foreign receivables; (iii) contra accounts; (iv) deferred revenues;
                    (v) certain unbilled or bill and hold accounts; (vi) chargebacks; (vii) receivables generated on a percentage-of-completion basis or other project-like basis not subject to weekly or bi-weekly time cards, (viii) receivables from individuals or the federal government; (ix) receivables from an account debtor where more than 50% of the total receivables from such account debtor are greater than ninety (90) days from invoice date; (x) receivables owing from a single account debtor if the total receivables owing from such account debtor exceed 25% of the total receivables owing from all account debtors at such time; and
                    (xi) receivables from account debtors with unsatisfactory credit standing as determined by the Agent in its discretion.


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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    "Qualified Domestic Unbilled Accounts" means amounts owing to any Borrower for services rendered which have not been billed but which will be billed within 30 days and, when billed, will meet all criteria required to constitute Eligible Domestic Trade Accounts Receivable.

                    The Agent shall have the right at its discretion (to be exercised in a commercially reasonable manner) to reduce the advance rates for Eligible Domestic Trade Accounts and Qualified Domestic Unbilled Accounts, to establish other reasonable criteria for determining the eligibility of receivables, and/or to establish reserves (including, but not limited to, accrued consultant wages at 50%) from time to time in its reasonable discretion during the term of the Credit Facility.

AVAILABILITY:       Availability will be defined as the amount by which (a) the
------------        lesser of (i) the Borrowing Base and (ii) the Maximum
                    Commitment Amount exceeds (b) the sum of all outstanding
                    Revolving Credit Loans, Letters of Credit, accrued charges, interest and fees, and exposure under foreign exchange contracts and interest rate protection agreements. The
                    Credit Parties shall have minimum Availability ("Minimum
                    Availability") as of the Closing Date (after giving effect to the funding of all Revolving Credit Loans and the issuance of all Letters of Credit to be funded or issued as of the Closing Date) of not less than $10,000,000.

PURPOSE:            The proceeds of the Revolving Credit Facility shall be used
-------             to: (i) to fund a portion of the consideration to be paid to the shareholders of RWI in connection with the Merger
                    Transactions, (ii) to finance transaction costs associated with the establishment of the Credit Facility and the consummation of the Merger Transactions, (iii) to finance the ongoing working capital requirements of the Borrowers after closing, (iv) to support Letters of Credit in an aggregate amount up to the LC Sublimit, and (v) for general corporate purposes.

COLLATERAL:         All obligations of the Borrowers under the Credit Facility
----------          shall be secured by an exclusive first priority security
                    interest in all property and assets of the Credit Parties, including, without limitation, all cash and cash equivalents, deposit accounts, accounts receivable, instruments, inventory (if applicable), machinery, real property, fixtures, plant and equipment, and all other tangible and intangible assets including rights under contracts and licenses, all

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    patents, copyrights and trademarks, and all products and proceeds of any and all of the foregoing (collectively, the "Collateral"). The Agent shall also receive a pledge of all of the outstanding capital stock of each of the Borrowers, and of any and all Subsidiaries of any Credit Party that may be formed, created or acquired at any time.

FEES AND
INTEREST            RATES: As set forth in the attached Schedule 1.
--------

DOCUMENTATION:      All loan, security and other documents (collectively, the
-------------       "Facility Documents"), shall be prepared by counsel for the
                    Agent and shall contain, among other things, customary conditions precedent, representations and warranties, affirmative covenants (including reporting requirements), negative covenants, and events of default. All Facility
                    Documents shall be mutually acceptable to the Borrowers, the Agent, the Lenders, and their respective counsel.

CONDITIONS
PRECEDENT:          Prior to or simultaneous with the Closing Date, each of the
---------           following conditions (together with such other customary
                    conditions precedent as the Agent or the Lenders shall reasonably require) shall have been satisfied by the Borrowers (as determined by the Agent, in its reasonable discretion):

                    1. Redwood Acquisition Corporation and RWI shall have entered into the Merger Agreement on terms and conditions reasonably satisfactory to the Agent.

                    2. The holders of not less than seventy five percent (75%) of the capital stock of RWI shall have approved the Merger Transactions on the terms set forth in the Merger Agreement.

                    3. The Merger Transactions shall have been completed substantially in accordance with the terms of the Merger Agreement, and the Merger Transactions shall comply in all respects with all applicable securities laws.

                    4. The purchase price for the shares of capital stock of RWI under the Merger Agreement shall not exceed the amount set forth on attached Schedule 2, and the sources and uses of funds in connection with the Merger Transactions shall be substantially as set forth on attached Schedule 2.

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    5. The Agent shall have received and be reasonably satisfied with the Merger Agreement and all related documents with respect to the Merger Transactions contemplated by paragraphs 1 - 3 above, and the Agent shall be reasonably satisfied in all respects with the capital structure of the Credit Parties after giving effect to the Merger Transactions and the proposed sources and uses of funds in connection with the Merger Transactions.

                    6. The Borrowers, the Agent and the Lenders shall have entered into the Facility Documents containing, among other things, customary representations and warranties, conditions precedent, events of default and affirmative and negative covenants that shall include, but not be limited to, delivery of financial statements and Borrowing Base certificates, access to financial information, limitations on liens, indebtedness, capital leases, asset sales, mergers and acquisitions, restrictions on investments, dividends, management fees and distributions, and restrictions on voluntary prepayments of other debt. Such Facility Documents shall not contain financial covenants.

                    7. The Borrowers shall have delivered to the Agent the Borrowers' interim financial statements (including a balance sheet, income statement and cash flow statement) for the fiscal quarter ended June 30, 2001, and for the fiscal month ended August 31, 2001, in each case prepared in accordance with GAAP, consistently applied. Such interim financial statements shall reflect a negative EBITDA of not more than $2,000,000 for the fiscal quarter ended June 30, 2001, and an EBITDA of not less than $1 for the two month period ended August 31, 2001.

                    8.  The Borrowers shall have delivered to the Agent
                        (i) an updated opening balance sheet which accurately outlines the new capital structure contemplated herein, and (ii) updated projected financial statements for the Borrowers for the fiscal quarter ending December 31, 2001.

                    9. The Borrowers shall have satisfied Agent as to the existence of adequate casualty, all-risk, liability and other insurance coverage in form and substance satisfactory to the Agent and shall have satisfactorily named the Agent as mortgagee, loss payee and additional insured on all such policies.

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    10. The Agent shall have received and be satisfied
                        with opinions of counsel to the Credit Parties covering such matters as the Agent shall reasonably require.

EXPENSES:           The Borrowers shall reimburse the Agent for out-of-pocket
--------            costs and expenses incurred by JPMorgan/Chase in connection with the delivery of its commitment and in connection with the arrangement, establishment, syndication and administration of the Credit Facility, including, without limitation, all field examination fees and expenses, travel costs, reasonable fees and expenses of Agent's counsel incurred in connection with the preparation, execution and administration of the Facility Documents, filing fees, search fees, recording fees, accounting and appraisal fees, and other customary fees and expenses, whether or not the Credit Facility is established and whether or not the Merger
                    Transactions are consummated; provided that the obligations of the Borrowers to reimburse the Agent for such costs and expenses shall be subject to the terms and provisions of that certain Fee Letter between JPMorgan/Chase and G. Drew
                    Conway dated as of June 15, 2001.

FIELD
EXAMINATIONS:       The Agent shall be permitted to conduct (i) one take down
------------        field examination of the Credit Parties' assets,
                    liabilities, books and records immediately prior to the Closing of the Credit Facility, (ii) three full field examinations of the Credit Parties' properties, assets, liabilities, books and records during the first twelve-month period following the Closing Date, and (iii) two full field examinations of the Credit Parties' properties, assets, liabilities, books and records during each twelve-month period thereafter. The cost of all field examinations shall be borne by the Borrower.

CASH
MANAGEMENT:         The Credit Parties shall have entered into lock box
----------          agreements and cash management systems acceptable to the
                    Agent which shall provide for the daily collection and remittance of all proceeds of the Credit Parties. The Credit
                    Facility will be administered by the Agent and the outstanding balance of the Revolving Credit Loans will increase immediately with new borrowings

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RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    and decrease immediately upon the application of all proceeds, subject to a one (1) day collection charge.

REQUIRED
LENDERS:            The consent of Lenders holding in the aggregate 51% of the
-------             total revolving credit commitments shall be required for
                    consents, waivers and other actions, except that (i) certain customary consents and waivers shall require the unanimous consent of all affected Lenders, and (ii) if at any time there shall be only two (2) Lenders holding interests in the Credit Facility, the unanimous consent of both Lenders shall be required for all consents, waivers and other actions.


REPORTING:          The Credit Parties shall provide reporting as the Agent may
---------           request, which may include, but not be limited to: (i)
                    monthly (or weekly at the Agent's reasonable discretion)
                    Borrowing Base reports, sales, collections and payables reports, and (ii) monthly accounts receivable and accounts payable agings and bank statements. The Agent shall also require: (a) monthly consolidated and consolidating financial statements prepared by management in accordance with GAAP; (b) quarterly consolidated and consolidating financial statements prepared by management in accordance with GAAP; (c) annual audited financial statements of the Credit Parties prepared by an independent certified public accountant that is satisfactory to the Agent; (d) annually, but prepared using monthly data, financial projections of the Credit Parties prepared by management in accordance with GAAP; and (e) if applicable, all reports promptly as filed with the Securities and Exchange Commission. The Borrowers will also be required on a monthly basis to provide reconciliations of accounts receivable and accounts payable between the financial statements, their respective agings and, with respect to accounts receivable, to a month end
                    Borrowing Base Certificate.

GOVERNING LAW:      New York.
-------------

AGENT'S COUNSEL:    Palmer & Dodge LLP.
---------------

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